EXHIBIT 5
                              BAKER & DANIELS
                         300 NORTH MERIDIAN STREET
                                SUITE 2700
                        INDIANAPOLIS, INDIANA 46204
                              (317) 237-0300
October 18, 2000

Hurco Companies, Inc.
One Technology Way
Indianapolis, IN 46268

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

   We have acted as counsel to Hurco Companies, Inc., an Indiana corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), registering the offer and sale of up to 405,000 shares of the Company's common stock, no par value (the "Shares"), pursuant to the Company's 1997 Stock Option and Incentive Plan, as amended (the "Plan"), Non-Qualified Stock Option Agreement, dated July 8, 1996, by and between Hurco Companies, Inc. and Hendrik J. Hartong, Jr., Non-Qualified Stock Option Agreement, dated July 8, 1996, by and between Hurco Companies, Inc. and Andrew L. Lewis, IV, Non-Qualified Stock Option Agreement, dated July 8, 1996, by and between Hurco Companies, Inc. and Richard T. Niner, Non-Qualified Stock Option Agreement, dated July 8, 1996, by and between Hurco Companies, Inc. and O. Curtis Noel, Non-Qualified Stock Option Agreement, dated July 8, 1996, by and between Hurco Companies, Inc. and Charles E. Mitchell Rentschler, Director Non-Qualified Stock Option Agreement, dated December 15, 1998, by and between Hurco Companies, Inc. and Hendrik J. Hartong, Jr., Director Non-Qualified Stock Option Agreement, dated December 15, 1998, by and between Hurco Companies, Inc. and Andrew L. Lewis, IV, Director Non-Qualified Stock Option Agreement, dated December 15, 1998, by and between Hurco Companies, Inc. and Richard T. Niner, Director Non-Qualified Stock Option Agreement, dated December 15, 1998, by and between Hurco Companies, Inc. and O. Curtis Noel, Director Non-Qualified Stock Option Agreement, dated December 15, 1998, by and between Hurco Companies, Inc. and Charles E. Mitchell Rentschler, Director Non-Qualified Stock Option Agreement, dated May 23, 2000, by and between Hurco Companies, Inc. and Michael Doar and Director Non-Qualified Stock Option Agreement, dated May 23, 2000, by and between Hurco Companies, Inc. and Robert Cruickshank (the "Stock Option Agreements").

   In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

   Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the Plan or the Stock Option Agreements, the shares will be validly issued, fully paid and non-assessable.

   Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ BAKER & DANIELS